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                        CNL HOSPITALITY PROPERTIES, INC.

                     Supplement No. 1, dated August 9, 2000
                        to Prospectus, dated May 23, 2000

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         This Supplement is part of, and should be read in conjunction with, the
Prospectus dated May 23, 2000. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of July 28, 2000, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after July 28, 2000, will be reported in a subsequent Supplement.

         At the annual meeting of stockholders of the Company, held on May 23, 2000, the stockholders of the Company approved amendments to the Articles of Incorporation proposed by the Board of Directors to increase the number of authorized shares of Common Stock and to expand the range of borrowers to which the Company may make loans. These amendments became effective upon filing with the Maryland State Department of Assessments and Taxation on June 27, 2000.


                               RECENT DEVELOPMENTS

         On June 16, 2000, the Company acquired a Courtyard(R) by Marriott(R) and a Residence Inn(R) by Marriott(R) both located in Palm Desert, California. The Courtyard Palm Desert Property, which opened in September 1999, has 151 guest rooms. The Residence Inn Palm Desert Property, which opened in February 1999, has 130 guest suites. The Courtyard Palm Desert and the Residence Inn Palm Desert Properties are located in the Coachella Valley, which according to Hospitality Real Estate Counselors, Inc. (HREC) is one of the fastest growing areas in California.

         On July 28, 2000, the Company acquired a SpringHill Suites(TM) by Marriott(R) located in Gaithersburg, Maryland and a Residence Inn by Marriott located in Merrifield, Virginia. The Gaithersburg and the Merrifield Properties both opened in June 2000. The Gaithersburg Property includes 162 guest suites and approximately 500 square feet of meeting space and the Merrifield Property includes 159 guest suites, approximately 500 square feet of meeting space and an exercise room and SportCourt(R). According to Hospitality Valuation Services
(HVS) data, the Merrifield Property is located in one of the fastest growing areas in the Washington, D.C. area.

         As of July 28, 2000, the Company owned interests in 17 Properties and had commitments to acquire an additional 13 properties. The Company's interests in these Properties are focused on real estate only, not hotel operations. All of the Properties owned by the Company are leased on a long-term, triple-net basis and the hotels are all operated as national hotel chains.

         On July 1 and August 1, 2000, the Board of Directors declared a distribution of $0.0625 per Share to stockholders of record on July 1 and August 1, 2000, respectively, representing an annualized distribution rate of 7.50%.

                                  THE OFFERINGS

GENERAL

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in gross proceeds, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced the 1999 Offering of up to 27,500,000 Shares. As of July 28, 2000, the Company had received aggregate subscriptions for 40,141,141 Shares totalling $401,411,412 in gross proceeds, including 103,782 Shares ($1,037,819) issued pursuant to the Reinvestment Plan from its Initial Offering and the 1999 Offering. As of July 28, 2000, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and organizational and offering expenses, totalled approximately $355,400,000. The Company has used the net offering proceeds to invest, directly or indirectly, approximately $244,200,000 in 17 hotel Properties, to pay $5,680,000 as deposits on four additional hotel Properties, to redeem 75,761 Shares of Common Stock for $696,997 and to pay approximately $23,100,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $81,700,000 available to invest in Properties and Mortgage Loans. See "Business -- Pending Investments" for information on the 13 Properties the Company has entered into commitments to acquire.

         The following information updates and replaces the last paragraph on page 123 of the Prospectus.

         A maximum of 45,000,000 Shares ($450,000,000) are being offered at a purchase price of $10.00 per Share. Included in the 45,000,000 Shares offered, the Company has registered 5,000,000 Shares ($50,000,000) available only to stockholders purchasing Shares in this offering who receive a copy of this Prospectus or to stockholders who purchased Shares in one of the Prior Offerings and who received a copy of the related prospectus and who elect to participate in the Reinvestment Plan. Prior to the conclusion of this offering, if any of the 5,000,000 Shares remain after meeting anticipated obligations under the Reinvestment Plan, the Company may decide to sell a portion of these Shares in this offering. Any participation in such plan by a person who becomes a stockholder otherwise than by participating in this offering will require solicitation under a separate prospectus. See "Summary of Reinvestment Plan." The Board of Directors may determine to engage in future offerings of Common Stock of up to the number of unissued authorized shares of Common Stock available following termination of this offering.


                             MANAGEMENT COMPENSATION

         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Transactions."


                              CONFLICTS OF INTEREST

         The following sentence replaces the first sentence in item 3 under the heading " -- Certain Conflict Resolution Procedures" on page 35 of the Prospectus.

         The Company will not make loans to Affiliates, except (A) to wholly owned subsidiaries of the Company, or (B) Mortgage Loans to Joint Ventures (and joint ventures of wholly owned subsidiaries of the Company) in which no co-venturer is the Sponsor, the Advisor, the Directors or any Affiliate of those persons or of the Company (other than a wholly owned subsidiary of the Company) subject to the restrictions governing Mortgage Loans in the Articles of Incorporation (including the requirement to obtain an appraisal from an independent expert).

                                    BUSINESS

GENERAL

         The following information updates and replaces the second paragraph on page 42 and the last paragraph on page 43 of the Prospectus.

         Revenue per available room increased by 3.2% from $49.86 in 1998 to $51.44 in 1999. In 1999, growth in room supply exceeded growth in room demand and resulted in a decrease in occupancy. In 1999, total occupancy fell 0.8% from 63.8% in 1998 to 63.3%. Growth in room demand exceeded the growth in new room supply for each year from 1992 through 1996 and industry-wide occupancy increased from a 20 year low of 61.8% in 1991 to 65% in 1996. Demand in the hospitality industry has increased in 11 of the past 12 years, with an average compounded growth rate of 2.2% between 1987 and 1999.

         As of July 28, 2000, the Company had acquired, directly or indirectly, 17 hotel Properties consisting of land, building and equipment and had initial commitments to acquire 13 additional Properties. However, as of July 28, 2000, the Company had not entered into any arrangements that create a reasonable probability that the Company will enter into any Mortgage Loan or Secured Equipment Lease.

PROPERTY ACQUISITIONS

         Wyndham Portfolio. On June 1, 2000, the Company acquired two hotel Properties. The Properties are a WyndhamSM Hotel located in Billerica, Massachusetts, a suburb of Boston (the "Wyndham BillericaSM Property"), and a
Wyndham Hotel located in Denver, Colorado, in the Denver Tech Center (the "Wyndham Denver Tech CenterSM Property").

         The Company acquired the Wyndham Billerica Property for $25,092,000 from PAH Billerica Realty Company, LLC and the Wyndham Denver Tech Center Property for $18,353,000 from WII Denver Tech, LLC. In connection with the purchase of the two Properties, the Company, as lessor, entered into two separate, long-term lease agreements. The leases on both Properties are cross-defaulted. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business -- Description of Property Leases." The principal features of the leases are as follows:

o        The initial term of each lease is approximately 15 years.

o At the end of the initial lease term, the tenant will have three consecutive renewal options of five years each.

o The leases require minimum rent payments to the Company of $2,509,200 per year for the Wyndham Billerica Property and $1,835,300 per year for the Wyndham Denver Tech Center Property.

o Minimum rent payments will increase to $2,571,930 per year for the Wyndham Billerica Property and $1,881,183 per year for the Wyndham Denver Tech Center Property after the first lease year.

o In addition to minimum rent, for each calendar year, the leases require percentage rent equal to 10% of the aggregate amount of all revenues combined, for the Wyndham Billerica and the Wyndham Denver Tech Center Properties, in excess of $13,683,000.

o A security deposit equal to $1,254,600 for the Wyndham Billerica Property and $917,650 for the Wyndham Denver Tech Center Property has been retained by the Company as security for the tenant's obligations under the leases.

o Management fees payable to Wyndham International, Inc., for operation of the Wyndham Billerica and Wyndham Denver Tech Center Properties are subordinated to minimum rents due to the Company.

o The tenant of the Wyndham Billerica and Wyndham Denver Tech Center Properties has established a reserve fund which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve are made monthly as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

         In connection with the acquisition of these two Properties, the Company may be required to make an additional payment (the "Earnout Amount") of up to $2,471,500 if certain earnout provisions are achieved by June 1, 2003. After June 1, 2003, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.33), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any such amount paid.

         The federal income tax basis of the depreciable portion of the Wyndham Billerica Property and the Wyndham Denver Tech Center Property is approximately $21,500,000 and $14,700,000, respectively.

         The Wyndham Billerica Property, which opened in May 1999, is a Wyndham Hotel with a new prototype design located in Billerica, Massachusetts, a suburb of Boston. The Wyndham Billerica Property has 210 guest rooms, including 14 suites, 4,346 square feet of meeting space, a 64-seat restaurant, a 33-seat lounge, a library, an indoor pool and a fitness center and spa. Other lodging facilities located in proximity to the Wyndham Billerica Property include a Courtyard by Marriott, a Doubletree Hotel, a Homewood Suites, a Marriott, a Renaissance(R) Hotel and a Wyndham Garden(R) Hotel.

         The Wyndham Denver Tech Center Property, which opened in November 1999, is a Wyndham Hotel with a new prototype design located in Denver, Colorado. The Wyndham Denver Tech Center Property has 180 guest rooms, including 18 suites, 4,040 square feet of meeting space, a 64-seat restaurant, a 33-seat lounge, a library, an indoor pool and a fitness center and spa. Other lodging facilities located in proximity to the Wyndham Denver Tech Center Property include a Hyatt Regency, a Marriott, an Embassy Suites, a Sheraton Hotel, a Hilton and a Summerfield Suites by WyndhamSM. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:


                               Wyndham Billerica Property                           Wyndham Denver Tech Center Property
                ------------------------------------------------------   -----------------------------------------------------
                    Average           Average             Revenue            Average           Average             Revenue
                   Occupancy        Daily Room         per Available        Occupancy        Daily Room         per Available
    Year             Rate              Rate                Room               Rate              Rate                Room
-----------     --------------    --------------     ----------------    --------------    --------------     ----------------

    *1999         60.25%           $109.38              $65.89             31.17%            $76.40              $23.76
   **2000         71.80%            119.42               85.80             59.70%             87.73               52.40

* Data for the Wyndham Billerica Property represents the period May 15, 1999 through December 31, 1999 and data for the Wyndham Denver Tech Center Property represents the period November 15, 1999 through December 31, 1999.
**     Data for 2000 represents the period January 1, 2000 through May 31, 2000.

         The Company believes that the results achieved by the Properties, as shown in the table above, may or may not be indicative of their long-term operating potential, as the Properties had only been open since May and November 1999, respectively.

         Wyndham Brands. The brand, Wyndham Hotels & Resorts(R), is part of Wyndham International, Inc.'s portfolio of lodging brands. According to Wyndham's company overview, Wyndham International. Inc. is one of the world's largest hospitality and lodging companies serving business and leisure travelers with hotels and resorts located in major metropolitan business centers and leading vacation markets in the United States, Canada, the Caribbean, Mexico and Europe.

         Palm Desert Portfolio. On June 16, 2000, the Company acquired two hotel Properties. The Properties are a Courtyard by Marriott and a Residence Inn by Marriott, both located in Palm Desert, California (the "Courtyard Palm Desert Property" and the "Residence Inn Palm Desert Property").

         The Company acquired the Palm Desert Properties for an aggregate purchase price of $30,250,000 from PDH Associates LLC. In connection with the purchase of the two Properties, the Company, as lessor, entered into a long-term lease agreement. Both hotels are managed by Marriott International, Inc. The general terms of the lease agreement are described in the section of the Prospectus entitled "Business -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease is approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o The lease requires minimum rent payments to the Company of $3,025,000 per year allocated as follows: $1,351,000 per year for the Courtyard Palm Desert Property and $1,674,000 per year for the Residence Inn Palm Desert Property.

o In addition to minimum rent, for each lease year after the second lease year, the lease requires percentage rent equal to seven percent of room revenues, in excess of room revenues for the second lease year.

o A security deposit equal to approximately $416,000 for the Courtyard Palm Desert Property and approximately $519,000 for the Residence Inn Palm Desert Property has been retained by the Company as security for the tenant's obligations under the lease.

o The tenant of the Courtyard Palm Desert and Residence Inn Palm Desert Properties has established an FF&E Reserve. Deposits to the FF&E Reserve are made monthly as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the Property exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $3,025,000. Upon acquisition of the Newark Property, as described in "-- Pending Investments," the maximum amount of the guarantee will increase to $6,405,400 and the guarantee will cover minimum rent payments for the pending investment listed above, the Gaithersburg and Merrifield Properties described below and the Mira Mesa Property described in the Prospectus under the heading "Business - Property Acquisitions," in addition to the Palm Desert Properties (collectively, the "Pooled Properties"). From this time, net operating income from all of the Pooled Properties will be pooled in determining whether the Pooled Properties' aggregate net operating income exceeds the aggregate minimum rent due under the leases by 25%.

o In addition, upon the acquisition of the Little Lake Bryan Properties, as described in " -- Pending Investments," the leases for the Little Lake Bryan Properties will contain cross-default terms with respect to the leases for the Pooled Properties, meaning that if the tenant to any of the Little Lake Bryan Properties or the Pooled Properties defaults on its obligations under its lease, the Company will have the ability to pursue its remedies under the leases with respect to all of the Little Lake Bryan Properties and the Pooled Properties, regardless of whether the tenant of any such Property is under default under its lease.

         The federal income tax basis of the depreciable portion of the Courtyard Palm Desert Property and the Residence Inn Palm Desert Property is approximately $12,109,000 and $14,680,000, respectively.

         The Courtyard Palm Desert Property, which opened in September 1999, has 151 guest rooms, three meeting rooms, a 60-seat dining room and lounge/bar area, tennis courts, exercise room, pool and putting green. The Residence Inn Palm Desert Property, which opened in February 1999, has seven two-story buildings with 130 guest suites and a separate building with a lobby, hearth room, three meeting rooms and a ballroom. Additional amenities include a swimming pool, whirlpool, two tennis courts and a putting green. The hotel Properties are located in the Coachella Valley, which according to Hospitality Real Estate Counselors, Inc. (HREC) is one of the fastest growing areas in California. The Residence Inn and Courtyard Properties are the first new hotels to be constructed in Palm Desert in ten years. Other lodging facilities located in proximity to the Courtyard Palm Desert and Residence Inn

Palm Desert Properties include the Marriott Desert Springs, an Embassy Suites, the Shadow Mountain Resort, the Indian Wells Resort, the Miramonte Resort and the Renaissance Esmeralda. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                          Courtyard Palm Desert Property                          Residence Inn Palm Desert Property
                 ---------------------------------------------------      -----------------------------------------------------
                    Average           Average             Revenue            Average           Average             Revenue
                   Occupancy        Daily Room         per Available        Occupancy        Daily Room         per Available
    Year             Rate              Rate                Room               Rate              Rate                Room
--------------   --------------    --------------     ----------------    --------------    --------------     ----------------

     *1999         50.50%          $  92.33              $46.62             50.50%           $122.25              $61.74
    **2000         68.20%            110.38               75.28             63.60%            149.33               94.97

* Data for the Courtyard Palm Desert Property represents the period September 1, 1999 through December 31, 1999 and data for the Residence Inn Palm Desert Property represents the period February 19, 1999 through December 31, 1999.
**   Data for 2000 represents the period January 1, 2000 through July 26, 2000.

         The Company believes that the results achieved by the Properties for 1999, as shown in the table above, are not indicative of their long-term operating potential, as the Properties had only been open since September and February 1999, respectively.

         SpringHill Suites by Marriott located in Gaithersburg, Maryland. On July 28, 2000, the Company acquired a SpringHill Suites located in Gaithersburg, Maryland (the "Gaithersburg Property") for $15,214,600 from SpringHill SMC
Corporation. The Company, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in the Prospectus under the heading " -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o        The lease requires minimum rent payments of $1,521,460 per year.

o In addition to minimum rent, for each lease year after the second lease year, the lease requires percentage rent equal to seven percent of room revenues, in excess of room revenues for the second lease year.

o A security deposit equal to $468,142 has been retained by the Company as security for the tenant's obligations under the lease.

o The tenant has established an FF&E Reserve. Deposits to the FF&E Reserve are made every four weeks as follows: 4% of gross receipts for the first lease year and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the hotel exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $1,521,460.

o The Gaithersburg Property is one of the Pooled Properties described above in "Palm Desert Portfolio."

         The estimated federal income tax basis of the depreciable portion of the Gaithersburg Property is approximately $12.8 million.

         The Gaithersburg Property, which opened in June 2000, is a SpringHill Suites by Marriott located in Gaithersburg, Maryland. The Gaithersburg Property includes 162 guest suites and approximately 500 square feet of meeting space. The Property is located approximately 15 miles northwest of the nation's capital. Other lodging facilities located in proximity to the Gaithersburg Property include two Courtyard by Marriott properties and a Quality Suites.

         Residence Inn by Marriott located in Merrifield, Virginia. On July 28, 2000, the Company acquired a Residence Inn located in Merrifield, Virginia (the "Merrifield Property") for $18,816,000 from Residence Inn by Marriott, Inc. The Company, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in the Prospectus under the heading " -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o        The lease requires minimum rent payments of $1,881,600 per year.

o In addition to minimum rent, for each lease year after the second lease year, the lease requires percentage rent equal to seven percent of room revenues, in excess of room revenues for the second lease year.

o A security deposit equal to $578,954 has been retained by the Company as security for the tenant's obligations under the lease.

o The tenant has established an FF&E Reserve. Deposits to the FF&E Reserve are made every four weeks as follows: 2% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the hotel exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $1,881,600.

o The Merrifield Property is one of the Pooled Properties described above in "Palm Desert Portfolio."

         The estimated federal income tax basis of the depreciable portion of the Merrifield Property is approximately $16.4 million.

         The Merrifield Property, which opened in June 2000, is a Residence Inn by Marriott located in Merrifield, Virginia. The Merrifield Property includes 159 guest suites, approximately 500 square feet of meeting space, an exercise room and SportCourt(R). The Property is located in Fairfax County, which according to Hospitality Valuation Services (HVS) data, is one of the fastest-growing areas in the Washington, D.C. area. Located approximately 12 miles west/southwest of the nation's capital, the hotel is within driving distance of the legislative, judicial and executive branches of the United States government. Other lodging facilities located in proximity to the Merrifield Property include a Residence Inn by Marriott, a Homewood Suites and a Homestead Village.

PENDING INVESTMENTS

         The following information updates and replaces the last two paragraphs on page 53, the table beginning on page 54 and the chart on page 60 of the Prospectus.

         As of July 28, 2000, the Company had initial commitments to acquire 13 additional hotel properties. These Properties are three Courtyard by Marriott properties (one in each of Alpharetta, Georgia; Orlando, Florida and Overland Park, Kansas), one Fairfield Inn(R) by Marriott(R) (in Orlando, Florida), four SpringHill SuitesTM by Marriott(R) (one in each of Centreville, Virginia; Charlotte, North Carolina, Orlando, Florida and Raleigh/Durham, North Carolina), one Residence Inn by Marriott (in Cottonwood, Utah) and four TownePlace Suites(R) by Marriott(R) (one in each of Tewksbury, Massachusetts; Mt. Laurel, New Jersey; Newark, California and Scarborough, Maine). The acquisition of each of these properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases." In order to acquire all of these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                                              Estimated Purchase           Lease Term and
Property                                            Price                 Renewal Options
--------                                            -----                 ---------------

Courtyard by Marriott                                (2)             15 years; two ten-year
Orlando, FL (1)                                                      renewal options
(the "Courtyard Little Lake Bryan
Property")
Hotel under construction

Fairfield Inn by Marriott                            (2)             15 years; two ten-year
Orlando, FL (1)                                                      renewal options
(the "Fairfield Inn Little Lake Bryan
Property")
Hotel under construction

SpringHill Suites by Marriott                        (2)             15 years; two ten-year
Orlando, FL (1)                                                      renewal options
(the "SpringHill Suites Little Lake
Bryan Property")
Hotel under construction

TownePlace Suites                                $13,600,000         15 years; two ten-year
Newark, CA (3)                                                       renewal options
(the "TownePlace Suites Newark Property")
Hotel under construction

Courtyard by Marriott                            $13,877,000         15 years; two ten-year
Alpharetta, GA (4)                                                   renewal options
(the "Courtyard Alpharetta
Property")
Existing hotel

Courtyard by Marriott                            $15,790,000         15 years; two ten-year
Overland Park, KS (4)                                                renewal options
(the "Courtyard Overland
Park Property")
Hotel under construction

Residence Inn by Marriott                        $14,573,000         15 years; two ten-year
Cottonwood, UT (4)                                                   renewal options
(the "Residence Inn
Cottonwood Property")
Existing hotel



           Minimum Annual
                Rent                       Percentage Rent
           --------------                  ---------------

     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year

     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year






                                              Estimated Purchase           Lease Term and
Property                                            Price                  Renewal Options
--------                                            -----                  ---------------

SpringHill Suites by Marriott                    $11,414,000         15 years; two ten-year
Centreville, VA (4)                                                  renewal options
(the "SpringHill Suites
Centreville Property")
Hotel under construction

SpringHill Suites by Marriott                    $11,773,000         15 years; two ten-year
Charlotte, NC (4)                                                    renewal options
(the "SpringHill Suites
Charlotte Property")
Hotel under construction

SpringHill Suites by Marriott                     $8,822,000         15 years; two ten-year
Raleigh/Durham, NC (4)                                               renewal options
(the "SpringHill Suites
Raleigh/Durham Property")
Hotel under construction

TownePlace Suites by Marriott                     $9,050,000         15 years; two ten-year
Tewksbury, MA (4)                                                    renewal options
(the "TownePlace Suites
Tewksbury Property")
Existing hotel



TownePlace Suites by Marriott                     $7,711,000         15 years; two ten-year
Mt. Laurel, NJ (4)                                                   renewal options
(the "TownePlace Suites
Mt. Laurel Property")
Existing hotel



TownePlace Suites by Marriott                     $7,160,000         15 years; two ten-year
Scarborough, ME (4)                                                  renewal options
(the "TownePlace Suites
Scarborough Property")
Existing hotel



           Minimum Annual
               Rent                            Percentage Rent
               ----                            ---------------

     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            first lease year, 7% of revenues
                                         in excess of proforma revenues for
                                         the second lease year, and 7% of
                                         revenues in excess of actual
                                         revenues for the third lease year
                                         and each lease year thereafter

     10% of the Company's total cost     for each lease year after the
     to purchase the property            first lease year, 7% of revenues
                                         in excess of proforma revenues for
                                         the second lease year, and 7% of
                                         revenues in excess of actual
                                         revenues for the third lease year
                                         and each lease year thereafter

     10% of the Company's total cost     for each lease year after the
     to purchase the property            first lease year, 7% of revenues
                                         in excess of proforma revenues for
                                         the second lease year, and 7% of
                                         revenues in excess of actual
                                         revenues for the third lease year
                                         and each lease year thereafter



-----------------------------
FOOTNOTES:

(1)      The leases for the  Courtyard  Little Lake  Bryan,  the  Fairfield  Inn
         Little  Lake  Bryan  and  the  SpringHill   Suites  Little  Lake  Bryan
         Properties are expected to be with the same unaffiliated lessee.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and SpringHill Suites Little Lake Bryan Properties is approximately $100 million.

(3) The Company may be obligated to fund up to an additional $1 million in construction costs relating to this Property.

(4) The leases for the Courtyard Alpharetta, the Courtyard Overland Park, the Residence Inn Cottonwood, the SpringHill Suites Centreville, the SpringHill Suites Charlotte, the SpringHill Suites Raleigh/Durham, the TownePlace Suites Tewksbury, the TownePlace Suites Mt. Laurel and the TownePlace Suites Scarborough Properties are expected to be with the same unaffiliated lessee.

         The following chart provides additional information on occupancy levels for Marriott systemwide lodging brands and Wyndham Hotels:

                          Total Occupancy Rate for 1999
                Marriott Brand and Wyndham Hotels as Compared to
                              U.S. Lodging Industry

                                                         Occupancy Rate

U.S. Lodging Industry                                        63.3%
Fairfield Inn by Marriott                                    68.7%
Wyndham Hotels                                               69.3%
Courtyard by Marriott                                        73.2%
Marriott Hotels, Resorts and Suites                          73.8%
Residence Inn by Marriott                                    79.0%

Source:  Smith  Travel  Research  (U.S.   Lodging   Industry   only),   Marriott
         International, Inc. 1999 Form 10-K and Wyndham International, Inc. 1999 Form 10-K


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following information updates and replaces the "Directors and Executive Officers" section beginning on page 84 of the Prospectus.

         The Directors and executive officers of the Company are listed below:

      Name                 Age      Position with the Company
      ----                 ---      -------------------------

James M. Seneff, Jr.        53      Director, Chairman of the Board, and Chief
                                    Executive Officer
Robert A. Bourne            53      Director, Vice Chairman of the Board, and
                                    President
Matthew W. Kaplan           37      Director
Charles E. Adams            37      Independent Director
Lawrence A. Dustin          55      Independent Director
John A. Griswold            51      Independent Director
Craig M. McAllaster         48      Independent Director
Charles A. Muller           41      Chief Operating Officer and Executive Vice
                                    President
C. Brian Strickland         37      Vice President of Finance and Administration
Thomas J. Hutchison III     58      Executive Vice President
Lynn E. Rose                51      Secretary and Treasurer

         James M. Seneff, Jr. Director, Chairman of the Board and Chief Executive Officer. Mr. Seneff is a director, Chairman of the Board and Chief Executive Officer of CNL Hospitality Corp., the Advisor to the Company, and CNL Hotel Investors, Inc., a real estate investment trust in which the Company owns an interest. Mr. Seneff is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc. (formerly CNL Group, Inc.), a diversified real estate company, and has served as a director, Chairman of the Board and Chief Executive Officer of CNL Financial Group, Inc. and its subsidiaries since CNL's formation in 1973. CNL Financial Group, Inc. is the parent company, either directly or indirectly through subsidiaries, of CNL Real Estate Services, Inc., CNL Hospitality Corp., CNL Capital Markets, Inc., CNL Investment Company and CNL Securities Corp., the Managing Dealer in this offering. CNL and the entities it has established have more than $4 billion in assets, representing interests in more than 2,000 properties and 900 mortgage loans in 48 states. Mr. Seneff also serves as a director, Chairman of the Board and Chief Executive Officer of CNL Health Care Properties, Inc., a public, unlisted real estate investment trust, as well as CNL Health Care Corp., its advisor. Since 1992, Mr. Seneff has served as a director, Chairman of the Board and Chief Executive Officer of Commercial Net Lease Realty, Inc., a public real estate investment trust that is listed on the New York Stock Exchange. In addition, he has served as a director and Chairman of the Board since inception in 1994, and served as Chief Executive Officer from 1994 through August 1999, of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust. He also served as a director, Chairman of the Board and Chief Executive Officer of CNL Fund Advisors, Inc., the advisor to CNL American Properties Fund, Inc., until it merged with such company in September 1999. Mr. Seneff has also served as a director, Chairman of the Board and Chief Executive Officer of CNL Securities Corp., since 1979; CNL Investment Company, since 1990; and CNL Institutional Advisors, a registered investment advisor for pension plans, since 1990. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A., and currently serves as the Chairman of the Board of CNLBank. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past chairman of the State of Florida Investment Advisory Council, which recommends to the Florida Board of Administration investments for various Florida employee retirement funds. The Florida Board of Administration is Florida's principal investment advisory and money management agency and oversees the investment of more than $60 billion of retirement funds. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

         Robert A. Bourne. Director, Vice Chairman of the Board and President. Mr. Bourne serves as a director, Vice Chairman of the Board and President of CNL Hospitality Corp., the Advisor to the Company, and director and President of CNL Hotel Investors, Inc., a real estate investment trust in which the Company owns an interest. Mr. Bourne is also the President and Treasurer of CNL Financial Group, Inc.; a director and President of CNL Health Care Properties, Inc., a public, unlisted real estate investment trust; as well as, a director and President of CNL Health Care Corp., its advisor. Mr. Bourne also serves as a director of CNLBank. He has served as a director since 1992, Vice Chairman of the Board since February 1996, Secretary and Treasurer from February 1996 through 1997, and President from July 1992 through February 1996, of Commercial Net Lease Realty Inc., a public real estate investment trust listed on the New York Stock Exchange. Mr. Bourne has served as a director since inception in 1994, President from 1994 through February 1999, Treasurer from February 1999 through August 1999, and Vice Chairman of the Board since February 1999 of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust. He also served as a director and held various executive positions for CNL Fund Advisors, Inc., the advisor to CNL American Properties Fund, Inc. prior to its merger with such company, from 1994 through August 1999. Mr. Bourne also serves as a director, President and Treasurer for various affiliates of CNL Financial Group, Inc., including CNL Investment Company, CNL Securities Corp., the Managing Dealer for this offering, and CNL Institutional Advisors, Inc., a registered investment advisor for pension plans. Since joining CNL Securities Corp. in 1979, Mr. Bourne has overseen CNL's real estate and capital markets activities including the investment of nearly $2 billion in equity and the financing, acquisition, construction and leasing of restaurants, office buildings, apartment complexes, hotels and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970 where he received a B.A. in Accounting, with honors.

         Matthew W. Kaplan. Director. Mr. Kaplan serves as a director of the Advisor and Hotel Investors. Mr. Kaplan is a managing director of Rothschild Realty Inc. where he has served since 1992, and where he is responsible for securities investment activities including acting as portfolio manager of Five Arrows Realty Securities LLC, a $900 million private investment fund. Mr. Kaplan has been a director of WNY Group, Inc., a private corporation, since 1999. From 1990 to 1992, Mr. Kaplan served in the corporate finance department of Rothschild Inc., an affiliate of Rothschild Realty Inc. Mr. Kaplan served as a director of Ambassador Apartments Inc. from August 1996 through May 1998 and is a member of the Urban Land Institute. Mr. Kaplan received a B.A. with honors from Washington University in 1984 and an M.B.A. from the Wharton School of Finance and Commerce at the University of Pennsylvania in 1988.

         Charles E. Adams. Independent Director. Mr. Adams is the president and a founding principal with Celebration Associates, Inc., a real estate advisory and development firm with offices in Celebration, Florida and Charlotte, North Carolina. Celebration Associates specializes in large-scale master-planned communities, seniors' housing and specialty commercial developments. Mr. Adams joined The Walt Disney Company in 1990 and from 1996 until May 1997 served as vice president of community business development for The Celebration Company and Walt Disney Imagineering. He was responsible for Celebration Education, Celebration Network, Celebration Health, and Celebration Foundation, as well as new business development, strategic alliances, retail sales and leasing, commercial sales and leasing, the development of Little Lake Bryan and Celebration. Previously, Mr. Adams was responsible for the initial residential, amenity, sales and marketing, consumer research and master planning efforts for Celebration. Additionally, Mr. Adams participated in the planning for residential development at EuroDisney in Paris, France. He was a founding member of the Celebration School Board of Trustees and served as president and founding member of the Celebration Foundation Board of Directors. Mr. Adams is a founding member of the Health Magic Steering Committee and council member on the Recreation Development Council for the Urban Land Institute. Before joining The Walt Disney Company in 1990, Mr. Adams worked with Trammell Crow Residential developing luxury apartment communities in the Orlando and Jacksonville, Florida areas. Mr. Adams received a B.A. from Northeast Louisiana University in 1984 and an M.B.A. from Harvard Graduate School of Business in 1989.

         Lawrence A. Dustin. Independent Director. Mr. Dustin is president of the lodging division of Travel Services International, Inc., a specialized distributor of leisure travel products and services. Mr. Dustin was a principal of BBT, an advisory company specializing in hotel operations, marketing and development, from September 1998 to August 1999. Mr. Dustin has over 30 years of experience in the hospitality industry. From 1994 to September 1998, Mr. Dustin served as senior vice president of lodging of Universal Studios Recreation Group, where he was responsible for matters related to hotel development, marketing, operations and management. Mr. Dustin supervised the overall process of developing the five highly themed hotels and related recreational amenities within Universal Studios Escape and provided guidance for hotel projects in Universal City, California, Japan, and Singapore. From 1989 to 1994, Mr. Dustin served as a shareholder, chief executive officer, and director of AspenCrest Hospitality, Inc., a professional services firm which helped hotel owners enhance both the operating performance and asset value of their properties. From 1969 to 1989, Mr. Dustin held various positions in the hotel industry, including 14 years in management with Westin Hotels & Resorts. Mr. Dustin received a B.A. from Michigan State University in 1968.

         John A. Griswold. Independent Director. Mr. Griswold serves as president of Tishman Hotel Corporation, an operating unit of Tishman Realty & Construction Co., Inc., founded in 1898. Tishman Hotel Corporation is a hotel developer, owner and operator, and has provided such services for more than 85 hotels, totalling more than 30,000 rooms. Mr. Griswold joined Tishman Hotel Corporation in 1985. From 1981 to 1985, Mr. Griswold served as general manager of the Buena Vista Palace Hotel in The Walt Disney World Village. From 1978 to 1981, he served as vice president and general manager of the Homestead Resort, a luxury condominium resort in Glen Arbor, Michigan. Mr. Griswold served as an operations manager for The Walt Disney Company from 1971 to 1978. He was responsible for operational, financial and future planning for multi-unit dining facilities in Walt Disney World Village and Lake Buena Vista Country Club. He is a member of the board of directors of the Florida Hotel & Motel Association, Orlando/Orange County Convention & Visitors Bureau, Inc. and the First Orlando Foundation. Mr. Griswold received a B.S. from the School of Hotel Administration at Cornell University in Ithaca, New York.

         Craig M. McAllaster. Independent Director. Dr. McAllaster has served as director of the executive MBA program at the Roy E. Crummer Graduate School of Business at Rollins College since 1994. Besides his duties as director, he is on the management faculty and serves as executive director of the international consulting practicum programs at the Crummer School. Prior to Rollins College, Dr. McAllaster was on the faculty at the School of Industrial and Labor Relations and the Johnson Graduate School of Management, both at Cornell University, and the University of Central Florida. Dr. McAllaster spent over ten years in the consumer services and electronics industry in management, organizational and executive development positions. He is a consultant to many domestic and international companies in the areas of strategy and leadership. Dr. McAllaster received a B.S. from the University of Arizona in 1973, an M.S. from Alfred University in 1981 and an M.A. and Doctorate from Columbia University in 1987.

         Charles A. Muller. Chief Operating Officer and Executive Vice President. Mr. Muller joined CNL Hospitality Corp. in October 1996 and is responsible for the planning and implementation of CNL's interest in hotel industry investments, including acquisitions, development, project analysis and due diligence. He currently serves as the Chief Operating Officer and Executive Vice President of CNL Hospitality Corp., the Advisor, and CNL Hotel Investors, Inc., a real estate investment trust in which the Company owns an interest. Mr. Muller also serves as Executive Vice President of CNL Hotel Development Company. Mr. Muller joined CNL following more than 15 years of broad-based hotel industry experience with firms such as Tishman Hotel Corporation, Wyndham Hotels & Resorts, PKF Consulting and AIRCOA Hospitality Services. Mr. Muller's background includes responsibility for market review and valuation efforts, property acquisitions and development, capital improvement planning, hotel operations and project management for renovations and new construction. Mr. Muller served on the former Market, Finance and Investment Analysis Committee of the American Hotel & Motel Association and is a founding member of the Lodging Industry Investment Council. He holds a bachelor's degree in Hotel Administration from Cornell University.

         C. Brian Strickland. Vice President of Finance and Administration. Mr. Strickland currently serves as Senior Vice President of Finance and Administration of CNL Hospitality Corp., and CNL Hotel Development Company. Mr. Strickland supervises the companies' financial reporting, financial control and accounting functions as well as forecasting, budgeting and cash management activities. He is also responsible for regulatory compliance, equity and debt financing activities and insurance for the companies. Mr. Strickland joined CNL Hospitality Corp. in April 1998 with an extensive accounting background. Prior to joining CNL, he served as vice president of taxation with Patriot American Hospitality, Inc., where he was responsible for implementation of tax planning strategies on corporate mergers and acquisitions and where he performed or assisted in strategic processes in the REIT industry. From 1989 to 1997, Mr. Strickland served as a director of tax and asset management for Wyndham Hotels & Resorts where he was integrally involved in structuring acquisitive transactions, including the consolidation and initial public offering of Wyndham Hotel Corporation and its subsequent merger with Patriot American Hospitality, Inc. In his capacity as director of asset management, he was instrumental in the development and opening of a hotel and casino in San Juan, Puerto Rico. Prior to 1989, Mr. Strickland was senior tax accountant for Trammell Crow Company where he provided tax consulting services to regional development offices. From 1986 to 1988, Mr. Strickland was tax accountant for Ernst & Whinney where he was a member of the real estate practice group. Mr. Strickland is a certified public accountant and holds a bachelor's degree in accounting.

         Thomas J. Hutchison III. Executive Vice President. Mr. Hutchison serves as an Executive Vice President of CNL Hospitality Corp., the Advisor of the Company, and Hotel Investors. Mr. Hutchison serves as President and Chief Operating Officer of CNL Real Estate Services, Inc., which is the parent company of CNL Hospitality Corp. and CNL Health Care Corp. He also serves as the Chief Operating Officer of CNL Community Development Corp. In addition, Mr. Hutchison serves as an Executive Vice President of CNL Health Care Properties, Inc. Mr. Hutchison joined CNL Financial Group, Inc. in January 2000 with more than 30 years of senior management and consulting experience in the real estate development and services industries. He currently serves on the board of directors of Restore Orlando, a nonprofit community volunteer organization. Prior to joining CNL, Mr. Hutchison was president and owner of numerous real estate services and development companies. From 1995 to 2000, he was chairman and chief executive officer of Atlantic Realty Services, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed president and chief executive officer of General Development Corporation, a real estate community development company, where he assumed the day-to-day management of the $2.6 billion NYSE-listed company entering re-organization. From 1986 to 1990, he was the chairman and chief executive officer of a number of real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the president and chief executive officer of Murdock Development Corporation and Murdock Investment Corporation, as well as Murdock's nine service divisions. In this capacity, he managed an average of $350 million of new development per year for over nine years. Additionally, he expanded the commercial real estate activities to a national basis, and established both a new extended care division and a hotel division that grew to 14 properties. Mr. Hutchison was educated at Purdue University and the University of Maryland Business School.

         Lynn E. Rose. Secretary and Treasurer. Ms. Rose also serves as Secretary, Treasurer and a director of CNL Hospitality Corp., the Advisor to the Company, and as Secretary of the subsidiaries of the Company. Ms. Rose is Secretary and Treasurer of CNL Health Care Properties, Inc., a public, unlisted real estate investment trust, and serves as Secretary of its subsidiaries. In addition, she serves as Secretary, Treasurer and a director of CNL Health Care Corp., its advisor. Ms. Rose served as Secretary of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust, from 1994 through August 1999, and served as Treasurer from 1994 through February 1999. She also served as Treasurer of CNL Fund Advisors, Inc., from 1994 through July 1998, and served as Secretary and a director from 1994 through August 1999, at which time it merged with CNL American Properties Fund, Inc. Ms. Rose served as Secretary and Treasurer of Commercial Net Lease Realty, Inc., a public real estate investment trust listed on the New York Stock Exchange, from 1992 to February 1996, and as Secretary and a director of CNL Realty Advisors, Inc., its advisor, from its inception in 1991 through 1997. She also served as Treasurer of CNL Realty Advisors, Inc. from 1991 through February 1996. Ms. Rose, a certified public accountant, has served as Secretary of CNL Financial Group, Inc. since 1987, served as Controller from 1987 to 1993 and has served as Chief Financial Officer since 1993. She also serves as Secretary of the subsidiaries of CNL Financial Group, Inc. and holds various other offices in the subsidiaries. In addition, she serves as Secretary for approximately 75 additional corporations affiliated with CNL Financial Group, Inc. and its subsidiaries. Ms. Rose has served as Chief Financial Officer and Secretary of CNL Securities Corp. since July 1994. Ms. Rose oversees the tax and legal compliance for over 375 corporations, partnerships and joint ventures, and the accounting and financial reporting for over 200 entities. Prior to joining CNL, Ms. Rose was a partner with Robert A. Bourne in the accounting firm of Bourne & Rose, P.A., Certified Public Accountants. Ms. Rose holds a B.A. in Sociology from the University of Central Florida. She was licensed as a certified public accountant in 1979.

                     THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

         The following information updates and replaces "The Advisor" section beginning on page 89 of the Prospectus.

         CNL Hospitality Corp. (formerly CNL Hospitality Advisors, Inc.) is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. The Company originally entered into the Advisory Agreement with the Advisor effective July 9, 1997. CNL Hospitality Corp., as Advisor, has a fiduciary responsibility to the Company and the stockholders.

         The directors and executive officers of the Advisor are as follows:

         James M. Seneff, Jr.............Chairman of the Board, Chief Executive
                                         Officer, and Director
         Robert A. Bourne................Vice Chairman of the Board, President,
                                         and Director
         Matthew W. Kaplan...............Director
         Charles A. Muller...............Chief Operating Officer and Executive
                                         Vice President
         C. Brian Strickland.............Senior Vice President of Finance and
                                         Administration
         Thomas J. Hutchison III.........Executive Vice President
         Lynn E. Rose....................Secretary, Treasurer and Director

         The backgrounds of these individuals are described above under "Management -- Directors and Executive Officers." In addition to the directors and executive officers listed above, the following individuals are involved in the acquisition, development and management of the Company's Properties:

         Gregory A. Denton, age 36, joined CNL Hospitality Corp. in July 1999 as Director of Portfolio Management. Mr. Denton is responsible for overseeing the Company's portfolio performance and acquisition due diligence processes. Mr. Denton has twelve years of experience in the appraisal, financial analysis and asset management of hotel properties. Prior to joining the Advisor, he served as vice president of asset management for White Lodging Services Corp, in Merrillville, Indiana. In this capacity, he provided operational oversight, strategic planning, and construction monitoring services on a portfolio of 58 hotels in eight states. Mr. Denton served as associate director of the Miami office of HVS International from 1994 to 1996, where he managed hotel appraisal and consulting assignments, trained new associates and supervised hospitality-related research throughout the southeastern United States, Latin America, and the Caribbean. Mr. Denton previously served as senior associate/director of research for HVS International's Mineola, New York office. He received his B.S. and M.S. from the Cornell School of Hotel Administration.

         Brian Guernier, age 38, joined CNL Hospitality Corp. in August 1999 as Director of Acquisitions and Development and in August 2000, became Vice President of Acquisitions and Development. In this capacity, Mr. Guernier is responsible for hotel acquisitions, site acquisition/selection for development, identifying and assessing tenants and maintaining professional relationships with current and potential project partners. Prior to joining the Advisor, Mr. Guernier worked at Marriott International starting in 1995, most recently as director in Feasibility and Development Planning at Marriott Vacation Club's headquarters in Orlando, Florida. His responsibilities included internal project planning for development of several timeshare resorts from the early feasibility stage through site acquisition. He also focused on hotel/timeshare joint projects and the negotiation of use agreements between timeshare operators and hotel owner/operators for shared use of campus facilities. Prior to joining Marriott's timeshare division, Mr. Guernier worked as director in Market Planning & Feasibility for Marriott International's Lodging Division in Bethesda, Maryland, where his responsibilities included pro forma development, brand recommendations to development, preparation of feasibility and market planning reports, presentation of projects to Hotel Development Committee, and reviewing outside appraisals for Marriott's Treasury Department in conjunction with credit enhancements. Before joining Marriott, Mr. Guernier was a senior consultant with Arthur Andersen's Real Estate Services Group focusing on property tax appeals for hospitality clients. Mr. Guernier holds an M.P.S. from the Hotel School at Cornell University and a B.S. from the College of Agriculture and Life Sciences at Cornell University.

         Tammie A. Quinlan, age 37, joined CNL Hospitality Corp. in August 1999 as Director of Financial Reporting and Analysis and in August 2000, became Vice President of Corporate Finance and Accounting. In this capacity, Ms. Quinlan is responsible for all accounting and financial reporting requirements. Prior to joining the Advisor, Ms. Quinlan, was employed by KPMG LLP from 1987 to 1999, most recently as a senior manager, performing services for a variety of clients in the real estate, hospitality, and financial services industries. During her tenure at KPMG LLP, Ms. Quinlan assisted several clients through their initial public offerings, secondary offerings, securitizations and complex business and accounting issues. Ms. Quinlan is a certified public accountant and holds a B.S. in accounting and finance from the University of Central Florida.

         Management anticipates that any transaction by which the Company would become self-advised would be submitted to the stockholders for approval.

         The Advisor currently owns 20,000 Shares of Common Stock. The Advisor may not sell these Shares while the Advisory Agreement is in effect, although the Advisor may transfer such shares to Affiliates. Neither the Advisor, a Director, or any Affiliate may vote or consent on matters submitted to the stockholders regarding removal of the Advisor, Directors, or any of their Affiliates, or any transaction between the Company and any of them. In determining the requisite percentage in interest of shares of Common Stock necessary to approve a matter on which the Advisor, Directors, and any Affiliate may not vote or consent, any shares of Common Stock owned by any of them will not be included.


                              CERTAIN TRANSACTIONS

         The following information updates and replaces the first, second and fourth paragraphs under the heading "Certain Transactions" beginning on page 92 of the Prospectus.

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $2,377,026 and $849,405, respectively, of such fees in connection with the Initial Offering, of which $2,200,516 and $792,832, respectively, was paid by the Managing Dealer as commissions to other broker-dealers. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $6,904,047 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through July 28, 2000, the Company incurred $18,850,408 of such fees in connection with the 1999 Offering, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, a portion of which may be reallowed to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $158,468 and $56,627, respectively, of such fees in connection with the Initial Offering, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $460,270 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through July 28, 2000, the Company incurred $1,256,694 of such fees in connection with the 1999 Offering, the majority of which has been or will be reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of Shares, loan proceeds from Permanent Financing and the Line of Credit that are used to acquire Properties, but excluding that portion of the Permanent Financing used to finance Secured Equipment Leases. For the years ended December 31, 1998 and 1997, the Company incurred $1,426,216 and $509,643, respectively, of such fees in connection with the Initial Offering. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $4,712,413 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through July 28, 2000, the Company incurred $13,246,038 of such fees.

                       INVESTMENT OBJECTIVES AND POLICIES

         The following sentence replaces item 16 under the heading " -- Certain Investment Limitations" on page 102 of the Prospectus.

         The Company will not make loans to the Advisor or its Affiliates, except (A) to wholly owned subsidiaries of the Company, or (B) Mortgage Loans to Joint Ventures (and joint ventures of wholly owned subsidiaries of the Company) in which no co-venturer is the Sponsor, the Advisor, the Directors or any Affiliate of those persons or of the Company (other than a wholly owned subsidiary of the Company) to the restrictions governing Mortgage Loans in the Articles of Incorporation (including the requirement to obtain an appraisal from an independent expert).


                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following  information updates and replaces the table and footnotes
(1) and (3) under the heading " -- Distributions" on page 103 of the Prospectus.

         The following table presents total  Distributions and Distributions per
Share:


          2000 Quarter                First           Second
   ----------------------------    -------------    ------------

   Total Distributions               $5,522,125      $6,410,869
   declared
   Distributions per Share                0.181           0.181


          1999 Quarter                First           Second           Third           Fourth            Year
   ----------------------------    -------------    ------------    -------------    ------------    --------------

   Total Distributions                 $998,652      $2,053,964       $3,278,456      $4,434,809       $10,765,881
   declared
   Distributions per Share                0.175           0.181            0.181           0.181             0.718


          1998 Quarter                First           Second           Third           Fourth            Year
   ----------------------------    -------------    ------------    -------------    ------------    --------------

   Total Distributions                 $101,356        $155,730         $362,045        $549,014        $1,168,145
   declared
   Distributions per Share                0.075           0.075            0.142           0.175             0.467


(1) In July and August 2000, the Company declared Distributions totalling $2,404,414 and $2,513,813, respectively (representing $0.0625 per Share), payable in September 2000, representing a distribution rate of 7.50% of Invested Capital on an annualized basis.

(3) Distributions declared and paid for the years ended December 31, 1999 and 1998, represent distribution rates of 7.18% and 4.67%, respectively, of Invested Capital. Distributions for the six months ended June 30, 2000, represent a distribution rate of 7.25% of Invested Capital on an annualized basis.


                                 SUMMARY OF THE
                      ARTICLES OF INCORPORATION AND BYLAWS

         The following sentence replaces the first and third sentences of the first paragraph under the heading " -- Description of Capital Stock" on page 104 of the Prospectus.

         The Company has authorized a total of 216,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, $0.01 par value per share, 3,000,000 shares of Preferred Stock ("Preferred Stock"), and 63,000,000 additional shares of excess stock ("Excess Shares"), $0.01 par value per share. As of July 28, 2000, the Company had 40,161,141 Shares of Common Stock outstanding (including 20,000 Shares issued to the Advisor prior to the commencement of the Initial Offering and 103,782 Shares issued pursuant to the Reinvestment Plan) and no Preferred Stock or Excess Shares outstanding.

         The second paragraph under the heading "Summary of the Articles of Incorporation and Bylaws -- Description of Capital Stock" on page 105 of the Prospectus is deleted in its entirety.

                                  ADDENDUM TO
                                   APPENDIX B

                              FINANCIAL INFORMATION


           ------------------------------------------------------------
           |                                                          |
           |  THE  UPDATED  PRO FORMA  FINANCIAL  STATEMENTS  OF CNL  |
           |  HOSPITALITY   PROPERTIES,   INC.   CONTAINED  IN  THIS  |
           |  ADDENDUM UPDATE AND REPLACE THE PRO FORMA  FINANCIAL    |
           |  STATEMENTS IN APPENDIX B TO THE ATTACHED PROSPECTUS,    |
           |  DATED MARCH 30, 2000.                                   |
           |                                                          |
           ------------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES

                                                                                                          Page
                                                                                                          ----

Pro Forma Consolidated Financial Information (unaudited):

    Pro Forma Consolidated Balance Sheet as of March 31, 2000                                             B-2

    Pro Forma Consolidated Statement of Earnings for the quarter ended March 31, 2000                     B-3

    Pro Forma Consolidated Statement of Earnings for the year ended December 31, 1999                     B-4

    Notes to Pro Forma Consolidated Financial Statements for the quarter ended
      March 31, 2000 and the year ended December 31, 1999                                                 B-5


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company") gives effect to
(i) the receipt of an initial capital contribution of $200,000 from the Advisor, $338,986,655 in gross offering proceeds from the sale of 33,900,805 shares of common stock and the sale of warrants for the period from inception through March 31, 2000, and the application of such funds to purchase three properties, to acquire an 89 percent interest in a limited liability company which owns one property, to invest in an unconsolidated subsidiary which owned seven properties as of March 31, 2000, to place deposits on eight additional properties, to redeem 27,490 shares of common stock pursuant to the Company's redemption plan, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (ii) the receipt of $62,878,320 in gross offering proceeds from the sale of 6,287,832 additional shares for the period April 1, 2000 through July 28, 2000, (iii) the application of such funds to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes. and (iv) the purchase of six additional properties, as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2000, includes the transactions described in (i) above, from its historical balance sheet, adjusted to give effect to the transactions in (iv) above as if they had occurred on March 31, 2000.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the quarter ended March 31, 2000, includes the historical operating results of the properties described in (ii) above from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 1999, to (B) the earlier of (1) the date the property was acquired by the Company or its unconsolidated subsidiary or (2) the end of the pro forma period presented.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000


                                                                                  Pro Forma
                        ASSETS                                  Historical       Adjustments               Pro Forma
                                                               --------------    ----------------        --------------

Land, buildings and equipment on operating leases                $ 111,449,355       $115,038,200 (a)     $226,487,555
Investment in unconsolidated subsidiary                             37,878,065                 --           37,878,065
Cash and cash equivalents                                          142,143,157       (104,652,741 )(a)      37,490,416
Restricted cash                                                        409,538                 --              409,538
Certificate of deposit                                               5,000,000                 --            5,000,000
Receivables                                                            427,240                 --              427,240
Prepaid expenses                                                        23,247                 --               23,247
Dividends receivable                                                 1,280,395                 --            1,280,395
Loan costs                                                              43,859                 --               43,859
Accrued rental income                                                   78,276                 --               78,276
Other assets                                                        10,388,879         (6,235,344 )(a)       4,153,535
                                                               ----------------   ---------------        -------------

                                                                  $309,122,011         $4,150,115         $312,272,126
                                                               ================   ================       ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable                                                      $ 10,000,000            $    --          $10,000,000
Accounts payable and accrued expenses                                  892,783                 --              892,783
Distribution payable                                                   174,178                 --              174,178
Due to related parties                                                 506,490                 --              506,490
Security deposits                                                    5,042,054          4,150,115            9,192,169
Rents paid in advance                                                  474,912                 --              474,912
                                                               ----------------   ----------------       --------------
       Total liabilities                                            17,090,417          4,150,115           21,240,532
                                                               ----------------   ----------------       --------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                              --                  --                    --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                             --                  --                    --
    Common stock, $.01 par value per share.
       60,000,000 authorized shares; issued and
       outstanding 33,873,315 shares                                   338,733                 --              338,733
    Capital in excess of par value                                 299,660,797                 --          299,660,797
    Accumulated distributions in excess of
       net earnings                                                 (5,043,063 )               --           (5,043,063 )
    Minority interest distributions in excess of
       contributions and accumulated earnings                       (2,924,873 )               --           (2,924,873 )
                                                               ----------------   ----------------       --------------
          Total stockholders' equity                               292,031,594                 --          292,031,594
                                                               ----------------   ----------------       --------------

                                                                  $309,122,011        $ 4,150,115         $313,272,126
                                                               ================   ================       ==============






                     See accompanying notes to unaudited pro
                    forma consolidated financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          QUARTER ENDED MARCH 31, 2000



                                                                             Pro Forma
                                                       Historical           Adjustments             Pro Forma
                                                       ------------        --------------         --------------

Revenues:
    Rental income from
       operating leases                                 $ 2,725,894          $  1,842,375  (1)      $  4,568,269
    FF&E reserve income                                     159,237               151,080  (2)           310,317
    Dividend income                                         926,817                    --                926,817
    Interest and other income                             1,769,209              (523,264 )(4)         1,245,945
                                                       -------------      ----------------       ----------------
                                                          5,581,157             1,470,191              7,051,348
                                                       -------------      ----------------       ----------------

Expenses:
    Interest and loan cost amortization                       8,110                    --                  8,110
    General operating and
       administrative                                       295,070                    --                295,070
    Professional services                                    45,337                    --                 45,337
    Asset management fees to
       related party                                        126,422               111,648 (5)            238,070
    Depreciation and amortization                           916,641               629,954 (6)          1,546,595
                                                       -------------      ----------------       ----------------
                                                          1,391,580               741,602              2,133,182
                                                       -------------      ----------------       ----------------

Earnings Before Equity in Loss
    of Unconsolidated Subsidiary
    After Deduction of Preferred
    Stock Dividends and Minority Interest                 4,189,577               728,589              4,918,166

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                              (119,803 )                  --               (119,803 )

Minority Interest                                          (124,690 )                  --               (124,690 )
                                                       -------------      ----------------       ----------------

Net Earnings                                            $ 3,945,084           $   728,589           $  4,673,673
                                                       =============      ================       ================

Earnings Per Share of Common Stock (8):
    Basic                                                 $    0.13                              $          0.15
                                                       =============                             ================
    Diluted                                               $    0.12                              $          0.18
                                                       =============                             ================

Weighted Average Number of Shares of
    Common Stock Outstanding (8):
       Basic                                             31,200,726                                   31,200,726
                                                       =============                             ================
       Diluted                                           38,622,874                                   38,622,874
                                                       =============                             ================





                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1999



                                                                              Pro Forma
                                                       Historical            Adjustments            Pro Forma
                                                       ------------        ----------------       --------------

Revenues:
    Rental income from
       operating leases                                 $ 3,910,639           $  3,963,517  (1)     $  7,874,156
    FF&E reserve income                                     320,356                329,245  (2)          649,601
    Dividend income                                       2,753,506                461,106  (3)        3,214,612
    Interest and other income                             3,693,004             (1,419,284 )(4)        2,273,720
                                                       -------------      -----------------      ----------------
                                                         10,677,505              3,334,584            14,012,089
                                                       -------------      -----------------      ----------------


Expenses:
    Interest and loan cost amortization                     248,094                     --               248,094
    General operating and
       administrative                                       626,649                     --               626,649
    Professional services                                    69,318                     --                69,318
    Asset management fees to
       related party                                        106,788                240,189  (5)          346,977
    Depreciation and amortization                         1,267,868              1,331,777  (6)        2,599,645
                                                       -------------      -----------------      ----------------
                                                          2,318,717              1,571,966             3,890,683
                                                       -------------      -----------------      ----------------

Earnings Before Equity in Loss
    of Unconsolidated Subsidiary
    After Deduction of Preferred
    Stock Dividends and Minority Interest                 8,358,788              1,762,618            10,121,406

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                              (778,466 )             (144,635 )(7)         (923,101 )

Minority Interest                                           (64,334 )                   --               (64,334 )
                                                       -------------      -----------------      ----------------

Net Earnings                                            $ 7,515,988           $  1,617,983          $  9,133,971
                                                       =============      =================      ================

Earnings Per Share of Common Stock (8):
    Basic                                                 $    0.47                              $          0.57
                                                       =============                             ================
    Diluted                                               $    0.45                              $          0.53
                                                       =============                             ================

Weighted Average Number of Shares of
    Common Stock Outstanding (8):
       Basic                                             15,890,212                                   15,918,577
                                                       =============                             ================
       Diluted                                           21,437,859                                   21,437,859
                                                       =============                             ================





                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999

Unaudited Pro Forma Consolidated Balance Sheet:

(a) Represents the receipt of $4,150,115 from the lessees for security deposits net of $108,802,856 of cash and cash equivalents used to purchase six properties for $115,038,200 (which includes closing costs of $1,077,256 and acquisition fees and costs of $6,235,344, which had been recorded as other assets as of March 31, 2000).

                                                                             Acquisition
                                                                           Fees and Costs
                                                                             And Closing
                                                                           Costs Allocated
                                                    Asset Value or          To Investment
                                                    Purchase Price                                 Total
                                                 ---------------------     ----------------    ---------------

         Wyndham in Billerica, MA                        $ 25,092,000          $ 1,638,416       $ 26,730,416
         Wyndham in Denver, CO                             18,353,000            1,198,384         19,551,384
         Residence Inn in Palm Desert, CA                  16,740,000            1,118,642         17,858,642
         Courtyard in Palm Desert, CA                      13,510,000              902,801         14,412,801
         Residence Inn in Merrifield, VA                   18,816,000            1,357,045         20,173,045
         Spring Hill Suites in Gaithersburg, MD            15,214,600            1,097,312         16,311,912
                                                  --------------------    -----------------    ---------------

                                                         $107,725,600          $ 7,312,600       $115,038,200
                                                  ====================    =================    ===============

Unaudited Pro Forma Consolidated Statements of Earnings:

(1) Represents adjustment to rental income from operating leases for the properties acquired by the Company as of June 28, 2000 (the "Pro Forma Properties"), for the period commencing (A) the later of (i) the date the Pro Forma Property became operational by the previous owner or (ii) January 1, 1999, to (B) the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented. The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings. Two of the Pro Forma Properties acquired were not operational and did not become operational during the pro forma periods presented, therefore, these properties have not been treated as becoming operational as rental properties for purposes of the Pro forma Consolidated Statements of Earnings.

                                                                                            Date Pro Forma
                                                                  Date Placed               Property became
                                                                  in Service                Operational as
                                                                by  the Company             Rental Property
                                                                ---------------             ---------------

               Residence Inn in Mira Mesa, CA                  December 10, 1999            September 20, 1999
               Courtyard in Philadelphia, PA                   November 20, 1999            November 20, 1999
               Wyndham in Billerica, MA                        June 1, 2000                 May 15, 1999
               Wyndham in Denver, CO                           June 1, 2000                 November 15, 1999
               Residence Inn in Palm Desert, CA                June 16, 2000                February 19, 1999
               Courtyard in Palm Desert, CA                    June 16, 2000                September 1, 1999
               Residence Inn in Merrifield ,VA                 July 28, 2000                June 24, 2000
               Spring Hill Suites in Gaithersburg, MD          July 28, 2000                June 30, 2000


         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during 1999 and the quarter ended March 31, 2000 that the Company held the properties, no pro forma adjustment was made for percentage rental income for the year ended December 31, 1999 and the quarter ended March 31, 2000.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. In connection therewith, FF&E reserve income was earned at approximately three percent of estimated annual gross revenues, per Pro Forma Property.

(3) Represents adjustment to dividend income earned on the Company's $38,364,157 investment as of December 31, 1999, in the 9.76% Class B cumulative preferred stock of the unconsolidated subsidiary, for the period commencing (A) the later of (i) the date the properties owned by the unconsolidated subsidiary became operational by the previous owner or (ii) January 1, 1999, to (B) the earlier of (i) the date the properties owned by the unconsolidated subsidiary were acquired or (ii) the end of the pro forma period presented. The cash from the Company's investment, along with loan proceeds and funds from an institutional investor were used to purchase seven hotel properties which were operational prior to the Company's investment in the unconsolidated subsidiary. The following presents the actual date the unconsolidated subsidiary properties were acquired or placed in service by the unconsolidated subsidiary as compared to the date the unconsolidated subsidiary's properties were treated as becoming operational for purposes of the Pro Forma Consolidated Statements of Earnings:

                                                                                              Pro Forma
                                                                                          Date Unconsolidated
                                                                  Date Placed                 Subsidiary
                                                                  in Service               Properties became
                                                                    by the                  Operational as
                                                           Unconsolidated Subsidiary        Rental Property
                                                           -------------------------        ---------------

               Residence Inn Las Vegas, NV                     February 25, 1999             January 1, 1999
               Residence Inn Plano, TX                         February 25, 1999             January 1, 1999
               Marriott Suites Dallas, TX                      February 25, 1999             January 1, 1999
               Courtyard Plano, TX                             February 25, 1999             January 1, 1999
               Residence Inn Phoenix, AZ                       June 16, 1999                 May 14, 1999
               Courtyard Scottsdale, AZ                        June 16, 1999                 May 21, 1999
               Courtyard Seattle, WA                           June 16, 1999                 May 22, 1999

(4) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing (A) the later of (i) the dates the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1999, through (B) the earlier of (i) the actual date the Pro Forma Properties and the unconsolidated subsidiary's properties were acquired or (ii) the end of the pro forma period presented, as described in Note (1) and Note (3) above for the year ended December 31, 1999. The estimated pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately four percent per annum by the Company during the year ended December 31, 1999 and the quarter ended March 31, 2000.

(5) Represents increase in asset management fees relating to the Pro Forma Properties and the investment in unconsolidated subsidiary for the period commencing (A) the later of (i) the date the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1999, through (B) the earlier of (i) the date the Pro Forma Properties and the


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:

(5) unconsolidated subsidiary's properties were acquired or (ii) the end of the pro forma period presented, as described in Notes (1) and (3) above. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value, including the investment in the unconsolidated subsidiary, as defined in the Company's prospectus.

(6) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

(7) Represents adjustment to equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends for the period commencing
         (A) the date the unconsolidated subsidiary's properties became operational by the previous owner, through (B) the earlier of (i) the date the properties were acquired by the unconsolidated subsidiary or
         (ii) the end of the pro forma  period  presented,  as described in Note
         (3) above. The following represents the Company's share of pro forma net earnings or loss after deduction of preferred stock dividends declared for the pro forma period ending December 31, 1999:

              Unconsolidated Subsidiary Pro Forma
                  Earnings Before Preferred Stock Dividends        $ 4,769,743
              8% Class A Cumulative Preferred Stock
                  Dividends (institutional investor)                (3,431,011)
              9.76% Class B Cumulative Preferred Stock
                  Dividends (the Company)                           (3,214,612)
              8% Class C Cumulative Preferred Stock
                  Dividends (other investors)                           (8,000)
                                                                  ------------
              Pro Forma Net Loss of Unconsolidated Subsidiary
                  After Preferred Stock Dividends                  $(1,883,880)
                                                                  ============
              The Company's 49% Interest in the Pro Forma
                  Loss of the Unconsolidated Subsidiary           $   (923,101)
                                                                  ============

(8) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the year ended December 31, 1999 and the quarter ended March 31, 2000.

         As a result of the investment in the unconsolidated subsidiary being treated in the Pro Forma Consolidated Statements of Earnings as invested beginning on January 1, 1999 (the date the first property became operational), the Company assumed additional shares of common stock were sold and net offering proceeds were available for investment on January 1, 1999. Due to the fact that approximately 817,000 of these shares of common stock were actually sold subsequent to January 1, 1999, the weighted average number of shares outstanding for the pro forma year ended December 31, 1999 was adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the year ended December 31, 1999 and the quarter ended March 31, 2000.